Exhibit 10.11

FORM OF

CONSULTING SERVICES AGREEMENT

        THIS CONSULTING SERVICES AGREEMENT (the "Agreement"), is entered into this ___ day of _____, 2004, by and between DDS Technologies USA, Inc. ("DDS"), a Nevada corporation, with offices at 17332 Saint James Court, Boca Raton, Florida 33496, and Ben Marcovitch, a Florida resident, with an address at 550 SE Mizner Blvd., Apt B401, Boca Raton, Florida 33432 ("Consultant").

        WHEREAS, Consultant continues to be experienced in developing new businesses and has knowledge of and contacts that may further the goals of DDS;

        WHEREAS, DDS desires to continue to obtain consulting services from Consultant and Consultant desires to continue to provide such services for the fees provided herein;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed by and between DDS and Consultant as follows:

        1.         Duties of the Consultant. Consultant agrees to use his best efforts to render assistance to DDS in the growth and development of the business ("Consulting Services"). Consultant will provide such services to DDS from time to time only as specifically directed by DDS through its President/Chief Executive Officer to which Consultant will report directly. Consultant hereby acknowledges and agrees that Consultant is not an agent, employee, partner or other legal representative of DDS with the ability to enter into any agreement on behalf of DDS without the specific prior approval of the President/Chief Executive Officer and Consultant shall not hold himself out as such while providing such consulting services. Consultant further agrees not to incur or attempt to incur any indebtedness, liability or obligation on behalf of DDS or take any action on behalf of DDS without the prior approval of the President/Chief Executive Officer of DDS.

        2.        Term of Agreement. This Agreement shall be for a term of three (3) years effective as of this date, unless earlier terminated in accordance with this Agreement.

        3.        Compensation/Expenses. Consultant shall be entitled to a monthly fee of $15,000 during the term of this Agreement. Consultant shall not be entitled to any reimbursement of expenses incurred as a result of performing consulting services under this Agreement unless such expenses are reasonable and approved by the President/Chief Executive Officer of DDS prior to Consultant incurring such expenses.

        4.        Independent Contractor. This Agreement is not an employment contract and does not give Consultant any employment rights. Both Consultant and DDS agree that the relationship created by this Agreement is that of an independent contractor and not that of employee and employer. Consultant hereby acknowledges that Consultant shall not at any time during the term of this Agreement unilaterally act on behalf of DDS unless and until Consultant seeks and obtains specific prior approval from the President/Chief Executive Officer of DDS. The Consultant is responsible for the payment of any taxes, including without limitation, all Federal, State and local personal and business income taxes, sales and use taxes, other business taxes and license fees arising out of the activities of the Consultant.

        5.        Termination. This Agreement may be terminated by DDS for reasonable cause effective immediately upon the giving of written notice of the termination for cause which will result in an immediate forfeiture of any and all remaining payments to Consultant. The grounds for cause include, but are not limited to, Consultant's fraud, misrepresentation, dishonesty, or breach of a material covenant of this Agreement including, without limitation, those certain limitations on Consultant's authority to act on behalf of DDS as more specifically set forth above.

        6.        Confidential Information. Consultant hereby acknowledges that during the performance of this Agreement, Consultant may learn or receive information related to the business of DDS, including, but not limited to, names of its investors or prospective investors, its manner of operations, its business plan, its marketing, its methods, its vendors and its suppliers ("Confidential Information"). Consultant hereby confirms that it will not divulge or disclose Confidential Information to any other person, other than in connection with the performance of the Consulting Services, except as may be required by law.

        7.        Release. Consultant hereby releases and forever discharges DDS and its subsidiaries, affiliates, officers, directors, employees and agents from all, and all manner of action and actions, causes and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, executions, claims and demands whatsoever, in law or in equity, whether presently existing or arising in the future, whether liquidated or unliquidated and whether known or unknown, which said Consultant ever had, now has, may have against DDS for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of these presents, relating to the said Consultant's involvement with DDS in any and all capacities previously.

        8.         Notices. Each notice required to be given pursuant to this Agreement shall be properly given if sent by one party to the other by certified or registered mail, postage prepaid, or registered return receipt courier mail addressed to the other at the address set forth in the first paragraph of this Agreement.

        9.        Non-waiver. The failure of either party to exercise any of its rights under this Agreement at any time does not constitute a breach thereof and shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

        10.       Choice of Law. This Agreement and the respective rights and obligations of the parties shall be governed by and determined in accordance with the laws of the State of Florida, without regard to its conflict of law provision.

        11.       Authority. Each party represents that the individual signing this Agreement on that party's behalf has been duly authorized to bind said party to undertake the obligations and to carry out the terms and provisions thereof.

        12.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any court of competent jurisdiction determines that any part of this Agreement is invalid or unenforceable, that determination shall not impair or nullify the remainder of the Agreement.

        13.      Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

        14.      Miscellaneous. This Agreement (a) may only be amended by a writing signed by DDS and Consultant, (b) inures to the benefit of and is binding upon DDS and Consultant and each of their successors and assigns, except that Consultant may not assign any of Consultant's rights or obligations under this Agreement without first obtaining the written consent of DDS, (c) constitutes the entire agreement between DDS and Consultant with respect to the subject matter of this Agreement, superceding all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, and (d) may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the effective date in the introduction paragraph hereof.

DDS TECHNOLOGIES USA, INC.

By:
Name:	Spencer Sterling
Title:	President/Chief Executive Officer

Ben Marcovitch